NORAM ENERGY CORP. AND SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (in thousands of dollars)

                                   6-30-95       1994        1993       1992        1991        1990
Income from continuing operations
  as set forth in Consolidated
  Statement of Income           $    44,924 $    51,291 $    39,935  $   6,227  $   16,515  $   100,826

Add back:
  Provision for income taxes         35,833      34,372      46,481     12,516      18,418      52,643

Less:
  Non-utility interest capitalized        0           0           0          0           0           0

                                     80,757      85,663      86,416     18,743      34,933     153,469

Fixed charges (from continuing
  operations):
    Interest                         76,001     167,384     169,857    182,453     174,044     150,593

    Amortization of debt discount
      and expense                     1,563       3,312       3,421      4,450       3,290       2,191

    Portion of rents considered to
      represent an interest factor    5,646      11,292      10,402      7,704       6,514       5,534

      Total fixed charges            83,210     181,988     183,680    194,607     183,848     158,318


Earnings                        $   163,967 $   267,651 $   270,096    213,350 $   218,781 $   311,787


Ratio of earnings to fixed charges     1.97        1.47        1.47       1.10        1.19        1.97

        NORAM ENERGY CORP. AND SUBSIDIARIES
 COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
             (in thousands of dollars)


                                   6-30-95      1994        1993       1992        1991        1990

Income from continuing operations
  as set forth in Consolidated
  Statement of Income           $    44,924 $    51,291 $    39,935  $   6,227 $    16,515 $   100,826

Add back:
  Provision for income taxes         35,833      34,372      46,481     12,516      18,418      52,643

Less:
  Non-utility interest capitalized        0           0           0          0           0           0

                                     80,757      85,663      86,416     18,743      34,933     153,469

Fixed charges (from continuing
  operations):
    Interest                         76,001     167,384     169,857    182,453     174,044     150,593

    Amortization of debt discount
      and expense                     1,563       3,312       3,421      4,450       3,290       2,191

    Portion of rents considered to
      represent an interest factor    5,646      11,292      10,402      7,704       6,514       5,534

    Preferred stock dividend
      requirements                    7,011      13,026      16,879     23,480      16,497      11,872

      Total fixed charges            90,221     195,014     200,559    218,087     200,345     170,190


Earnings                        $   170,978 $   280,677 $   286,975 $  236,830 $   235,278 $   323,659


Ratio of earnings to fixed charges     1.90        1.44        1.43       1.09        1.17        1.90

